The New Germany Fund, Inc.

May 31, 2005

Dear Stockholders:

Your Fund’s Annual Meeting of Stockholders will be held on June 21, 2005. Here are some additional points to help you in voting your proxy and avoid confusion that Phillip Goldstein may be creating.

•  If you have not yet voted, or you are not sure, please vote using the enclosed White proxy card of management. If you hold your shares in a brokerage or bank account (in “street name”), your broker or bank cannot vote your shares this year (as it has in past routine annual meetings) unless you complete, sign and return the White proxy voting form it has sent you. Time is getting short – we must receive your vote before the stockholder meeting scheduled for June 21, 2005 in order for it to be counted at the meeting.

•  If you have voted using a Goldstein Green proxy card, you may revoke it by voting using the enclosed White proxy card of management.     We urge you to do so.

• Please disregard any Green proxy cards that Mr. Goldstein sends you.

Your Board of Directors is asking you to:

1.	Vote FOR the reelection of four experienced Directors of the Fund.
2.	Vote FOR the ratification of the appointment by the Audit Committee and the Board of PricewaterhouseCoopers LLP as independent auditors for the Fund for fiscal 2005; and
3.	Vote AGAINST the nonbinding stockholder proposal submitted by Opportunity Partners L.P., an unregulated hedge-fund controlled by Mr. Goldstein.

             We would like to take this opportunity to tell you more about the intentions of Mr. Goldstein, a dissident stockholder of the Fund who has indicated that he will solicit proxies in opposition to the Board of Directors. We believe that Mr. Goldstein has not represented these intentions accurately to stockholders.

             GOLDSTEIN MYTH: The Board will not allow Mr. Goldstein's nominees to stand for election.

             REALITY: A Bylaw of your Fund requires nominees for Director to have experience in business, investment, economic or political matters of Germany. This Bylaw has been in place for over five years, and ensures that the Fund’s Directors have experience relevant to the Fund’s investment business. Such bylaws are common among investment funds. Mr. Goldstein has conceded on numerous occasions that his nominees do not meet the Bylaw’s requirements, and is threatening to sue the Fund over the Bylaw.

             We believe that Mr. Goldstein’s threat is a ploy to distract stockholders from the real issue: that Mr. Goldstein’s nominees do not have the experience and knowledge to serve effectively as directors of the Fund, and if elected, his nominees would not serve the interests of all stockholders. Mr. Goldstein is well known as a self-proclaimed “hedge-fund” operator who invests in closed-end funds and pushes for them to open-end, conduct a tender offer, or liquidate. By doing so, he realizes short-term gains, but at the expense of long-term investors. Mr. Goldstein has stated his intent to pursue the same strategy with respect to the Fund. Not surprisingly, his nominees have no experience or background in German affairs, but plenty of experience dismantling closed-end funds.

             Mr. Goldstein is also threatening to boycott the stockholders’ meeting to prevent a quorum. If this happens, none of the proxies given to Mr. Goldstein by stockholders will be voted by him at all. We believe that this is a further reason not to give him proxies, because it shows Mr. Goldstein’s disregard for the interests of the Fund and all stockholders.

             GOLDSTEIN MYTH: Stockholders could realize net asset value (NAV) for their shares if the Fund were to open-end or conduct a tender offer.

             REALITY: Stockholders of the Fund have seen a total return on their investment of 166% since the beginning of 2003. If the Fund had liquidated at the beginning of 2003, short-term stockholders would have received a modest 21¢ return on investment for each $1.00 invested. By staying with the Fund, long-term stockholders have in fact seen total appreciation of almost eight times that amount.

             Mr. Goldstein has submitted a proposal that stockholders of the Fund “be afforded an opportunity to realize net asset value for their shares as soon as practicable.” It is a fact that shares of your Fund, like most closed-end funds, currently trade at a market price lower than the portfolio net asset value. Mr. Goldstein fails to state that in order to get paid net asset value, a short-term stockholder must give up the opportunity for superior long-term returns. As explained in more detail in our proxy materials, the closed-end format of the Fund provides investment flexibility necessary for the Fund to maintain its focus on investments in small- and mid-cap German companies. Open-ending would force the Fund to divest profitable holdings having limited liquidity, perhaps at inopportune times and likely at depressed prices; require the Fund to change its investment focus; expose the Fund to greater volatility; and demand that the Fund hold large cash reserves earning a low rate of return, with the result that the Fund is not fully invested. A tender offer similarly would force the Fund to divest its holdings, and would have no long-term effect on the discount. Either of these options would entail significant expenses that would reduce any net benefit to stockholders, while substantially impairing the ability of stockholders to earn long-term returns from the Fund.

Thank you for your continued support.

Sincerely,
The Board of Directors of The New Germany Fund

John Bult Richard Karl Goeltz Christian H. Strenger Werner Walbröl	Ambassador Richard R. Burt Dr. Franz Wilhelm Hopp Dr. Frank Trömel Peter Zühlsdorff	John H. Cannon Ernst-Ulrich Matz Robert H. Wadsworth

If you have questions or need assistance in voting your shares, please call:

17 State Street, 10th Floor
New York, NY 10004
(800) 279-7155 (Toll Free)

Banks and Brokerage Firms please call:
(212) 440-9800